Exhibit 2.1

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 (this “Amendment”) to the Agreement and Plan of Merger is made and entered into as of August 19, 2015, by and among Ascend Telecom Infrastructure Private Limited, a private limited company organized under the laws of India (the “Company”), Ascend Telecom Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Holdco”), ROI Acquisition Corp. II, a Delaware corporation (“ROI”), and NSR-PE Mauritius LLC, a Mauritius private company limited by shares (“NSR”).

WHEREAS, the Company, ROI, Holdco and NSR are parties to that certain Agreement and Plan of Merger, dated as of July 23, 2015 (the “Merger Agreement”);

WHEREAS, Pursuant to Section 10.9 of the Merger Agreement, the parties may amend the terms of the Merger Agreement prior to the Effective Time by an instrument in writing, signed by the parties; and

WHEREAS, the parties hereto desire to amend certain terms of the Merger Agreement in accordance with Section 10.9 of the Merger Agreement as set forth below.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, each of the parties hereto hereby agrees as follows:

1.	Definitions. Capitalized terms contained in this Amendment, but not specifically defined in this Amendment, shall have the meanings ascribed to such terms in the Merger Agreement.
2.	Amendment to Merger Agreement.

(a) Section 5.7 of the Merger Agreement is hereby amended and restated in its entirety as follows:

5.7 Sponsor Earnout Shares.  Upon the Closing, Holdco shall issue to the Sponsor (or a designee of the Sponsor or any Affiliates of the Sponsor) 307,652 earnout Shares (the “Sponsor Earnout Shares”). The Sponsor Earnout Shares and the Sponsor IPO Earnout Shares are subject to forfeiture in the event that the Sponsor Performance Hurdle has not been satisfied within five years after the Closing Date.

(b) Article 9 of the Merger Agreement is amended by adding the following new definitions after the definition of “Sponsor”:

“Sponsor Earnout Shares” has the meaning set forth in Section 5.7.

“Sponsor IPO Earnout Shares” means the 781,250 earnout shares that were previously issued to the Sponsor in connection with ROI’s initial public offering, and exchanged for Shares in connection with the Merger.

3.	Full Force and Effect. Except as expressly modified by this Amendment, all of the terms, covenants, agreements, conditions and other provisions of the Merger Agreement shall remain in full force and effect in accordance with their respective terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Merger Agreement or any of the documents referred to therein. As used in the Merger Agreement, the terms “this Agreement”, “herein”, “hereinafter”, “hereunder”, “hereto” and words of similar import shall mean and refer to, from and after the date hereof, unless the context otherwise requires, the Merger Agreement as amended by this Amendment.

4.	Miscellaneous. The provisions of Article 10 of the Merger Agreement shall apply to this Amendment mutatis mutandis, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

ROI ACQUISITION CORP. II

By: /s/ Thomas J. Baldwin

Name:  Thomas J. Baldwin

Title:    Chairman and Chief Executive Officer

ASCEND TELECOM HOLDINGS LIMITED

By: /s/ Parag Saxena

Name:  Parag Saxena

Title:    Director

ASCEND TELECOM INFRASTRUCTURE PRIVATE LIMITED

By: /s/ Sushil Kumar Chaturvedi

Name:  Sushil Kumar Chaturvedi

Title: Director & CEO

NSR-PE MAURITIUS LLC

By: /s/ Parag Saxena

Name: Parag Saxena

Title:  Authorized Representative